Exhibit 99.1

FOR IMMEDIATE RELEASE

November 15, 2024

Generation Income Properties Announces Third Quarter 2024 Financial and Operating Results

TAMPA, FLORIDA – Generation Income Properties, Inc. (NASDAQ: GIPR) ("GIPR" or the "Company") today announced its three and nine month financial and operating results for the period ended September 30, 2024.

Quarterly Highlights

(For the 3 months ended September 30, 2024)

•
Generated net loss attributable to GIP common shareholders of $2.1 million, or ($0.55) per basic and diluted share.
•
Generated Core FFO of ($146 thousand), or ($0.03) per basic and diluted share.
•
Generated Core AFFO of $100 thousand, or $0.02 per basic and diluted share.

FFO and related measures are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to Core FFO and Core AFFO is included at the end of this release.

Portfolio

•
Approximately 60% of our portfolio’s annualized base rent ("ABR") as of September 30, 2024 was derived from tenants that have (or whose parent company has) an investment grade credit rating from a recognized credit rating agency of “BBB-” or better. Our largest tenants are the General Service Administration, Dollar General, EXP Services, Kohl’s Corporation, PRA Holdings, and The City of San Antonio which collectively contributed approximately 69% of our portfolio’s annualized base rent.
•
Our portfolio is 89% leased and occupied and tenants are 100% rent paying.
•
Approximately 92% of the leases in our current portfolio (based on ABR as of September 30, 2024) provide for increases in contractual base rent during future years of the current term or during the lease extension periods.
•
Average effective annual rental per square foot is $14.75.

Liquidity and Capital Resources

•
$1.58 million in total cash and cash equivalents as of September 30, 2024.
•
Total mortgage loans, net was $59.7 million as of June 30, 2024.

Financial Results

•
During the three and nine months ended September 30, 2024, total revenue from operations were $2.4 million and $7.09 million respectively, as compared to $1.8 million and $4.5 million for the three and nine months ended September 30, 2023, respectively. The overall revenue increase was driven by the integration of the 13-property portfolio acquired from Modiv in August 2023.
•
Operating expenses, including G&A, for the same periods in the current year were $3.8 million and $11.1 million, respectively, due to increases in depreciation and amortization and interest expense from recent acquisitions.
•
Net operating income (“NOI”) for the three months ended September 30, 2024, was $1.7 million and $1.4 million for the same period last year, which is a direct result of the acquisition of properties.
•
Net loss attributable to GIPR for the nine months ended September 30, 2024, was $8.3 million as compared to $4 million for the same period last year.

Commenting on the quarter, a letter from CEO David Sobelman:

To the Shareholders and my colleagues at Generation Income Properties, Inc.,

The third quarter of this year presented challenges for our stock price, which reached an all-time low despite the significant transitional events we’ve achieved to position the company for long-term growth and sustainability. I recognize that some shareholders have expressed concerns, indicating that the company's recent dividend suspension holds more weight for them than our long-term outlook. It’s clear that many of our shareholders view their investment primarily for the monthly dividend and the regular income it provides, rather than the intrinsic value of our growing assets. I understand this perspective, especially given that "income" is part of our company name. REITs are fundamentally structured to provide dividends, a practice established since their inception in the 1950s and 1960s, offering a transparent way for investors to engage in real estate markets that might otherwise be inaccessible.

I recently finished reading "Watch That Rat Hole: And Witness the REIT Revolution" by Kenneth D. Campbell, one of the early analysts in the REIT industry. The book discusses how REITs were created to fund single-family home developers, providing the necessary short-term debt for their projects in the post-WWII era. This initiative arose from a pressing need in the United States, as developers struggled to secure funding from traditional banks for their short-term projects. Over time, the REIT structure evolved to include funding not only for debt but also for a variety of property types.

This historical context highlights that, since the industry's inception, many investments have focused on short-term returns. Campbell’s book also notes that economic changes can impact these short-term strategies. When conditions shift—such as interest rate increases or changes in consumer behavior—companies may face significant adjustments, sometimes leading to drastic decisions like asset sales or restructuring.

At GIPR, we have always maintained a long-term, generational outlook to avoid succumbing to short-term market pressures. We believe that our approach has proven effective over the years in the industry generally, and we remain committed to making decisions that prioritize sustainable growth for the future.

I recognize that long-term thinking can be challenging for many investors, and I share a sense of impatience regarding various aspects of my life, including the growth of GIPR. However, it's important to reflect on our progress. Approximately this time last year, we were half our current size, and we’ve made substantial strides since then. I also understand that many of our shareholders may not thoroughly review our public filings, so I’d like to highlight some key events from the previous quarter:

•
July 2, 2024- We successfully raised $2.5 million in new capital through preferred units from a new investor.
•
July 3, 2024 - We made the difficult but strategic decision to suspend our dividend in order to focus on growth, with plans to prioritize reinstating the dividend when feasible.
•
July 19, 2024 - Due to our ongoing growth and increased complexities, we engaged Cohn Reznick, a top 20 accounting firm, as our independent auditor.
•
July 24, 2024 - We extended the redemption date for one of our unit holders from February 8, 2025, to February 8, 2027.
•
August 23, 2024 - We acquired an investment-grade tenanted building (Best Buy, NYSE: BBY, S&P: BBB) at an effective cap rate of 8.1%, set to begin in January 2025.
•
August 29, 2024 - We extended the maturity date of a loan set to expire in October 2024 to August 30, 2029, with no cash outlay required from the company.

Importantly, we accomplished all this while maintaining the integrity of our current portfolio, with 100% rent collection from our tenants.

I don’t intend to paint this as solely good news. You have the responsibility to assess your investment wisely, and we aim to provide you with transparent information to aid in that decision. This level of transparency is a distinct advantage over private companies, where reporting would be considerably less frequent or detailed. Your access to our updates allows you to make informed decisions based on clarity regarding our activities.

Why Temporarily Suspend the Dividend

Let me start with this; our company is stable, our balance sheet is strong, and our tenants are paying rent as planned. However, our priority is growth, and we constantly require new assets and new capital to achieve that. Without growth, our stock price may experience temporary pressure before it increases in value. Currently, raising public capital would be costly and could dilute existing shareholders, providing better deals to new investors than to current ones. By conserving our cash for new asset acquisitions and debt reduction, we aim to enhance the company’s long-term value.

Additionally, while I take the daily news with a grain of salt, it’s evident that the economy remains uncertain. Recent reports indicate that bankruptcies in 2024 are expected to surpass those in 2023. Therefore, we are adopting a conservative approach to cash management, ensuring we can sustain this unpredictable period while positioning the company for future growth without making decisions based solely on fleeting market sentiments.

It’s also important to recognize that the information you receive from us may not always convey the broader context. Sometimes, we report on specific events without detailing their potential impact on other initiatives. Due to stringent regulations, we strive to provide you with all the information necessary to evaluate your investment in our company and to answer any questions about our decisions.

Our choices are made with the long-term benefit of all shareholders in mind as we navigate this complex real estate market early in our public journey.

In the past, I’ve noted that analysts typically do not value companies based solely on dividends. Instead, they understand that dividends attract investor interest, which can drive stock prices.

Dividend = positive

No dividend = requires more analysis

While the formulaic approach is standard in securities analysis, ultimately, market sentiment dictates stock prices. Therefore, I cannot predict exactly when our stock price will recover, but it often happens when investors recognize the undervaluation and begin purchasing shares.

Regarding the reinstatement of the dividend, this is another item where I can’t give you the exact date that will occur. However, I can assure you that when we made the decision to suspend the dividend, we were already strategizing on how to reverse that decision for the benefit of all shareholders. This process has involved thorough discussions on why the suspension was necessary, what actions we would take during this period, and how we could eventually reinstate the dividend.

How Do We Grow GIPR

While it may seem there’s bad news this quarter due to our stock price decline, it’s essential to acknowledge our journey. As one of GIPR's top five shareholders, I, too, prefer to see positive returns on investment. Warren Buffett famously stated in a 2008 op-ed, "Bad news is an investor's best friend. It lets you buy a slice of America's future at a marked-down price." Over the past three years, shareholders have seen our portfolio grow from eight properties to twenty-seven. We’ve successfully utilized our shares and operating partnership equity as currency for acquisitions and secured financing when many lenders were hesitant. We started with zero properties, went through our IPO with eight properties and have successfully grown the portfolio to 27 properties with only one public capital raise.

We plan to leverage our resources to acquire properties with partners, as we have done in the past, and we will continue to accept assets through our UPREIT program, requiring minimal cash outlay. Our focus on these growth strategies not only benefits the company but also aligns us with investors who understand our long-term vision.

Subsequent Events and Values

GIPR has no debt obligations due until 2028 and no cash redemptions due until 2026. These changes have been carefully planned and executed in recent months. Our Director of Capital Markets, Emily Hewland, has proactively managed our timelines, ensuring we face no imminent deadlines that limit our options. We adhere to Charlie Munger's principle of "Inversion Thinking", identifying potential pitfalls and proactively preventing them.

GIPR’s culture and core values are fundamental to our identity, akin to long-standing companies like Apple and Patagonia. Based in Tampa, FL, we have recently faced significant challenges, including hurricanes that impacted our community.

While our team remained safe, many friends and family experienced devastating losses. Witnessing their struggles has been emotionally difficult. During this time, our Asset Manager, Bobby Rohrlack, led efforts to reach out to tenants who could help those affected in North Carolina and Florida. Leveraging our relationships with major corporations, we coordinated support for those in need.

The outcomes of Bobby's initiatives include:

•
Walgreens: We connected their VP of Public Affairs with the ASYMCA to coordinate donations of household items.
•
ASYMCA: We established communication with ASYMCA’s Executive Director in Fayetteville, NC, to address urgent supply needs.
•
Dollar General: Engaged with their VP of Real Estate to forward our outreach to their Community Giving Department.

•
Dollar Tree - Connected with their Corporate Marketing Director, who is coordinating internal relief efforts and financial grants for impacted areas.
•
PRA Group: Engaged their Facilities & Real Estate VP, who expressed interest in partnering with us.
•
Starbucks: Met with local management to explore potential community collaboration.

Conclusion

In delivering this message, my aim is to be honest and transparent while outlining our plans moving forward. I understand that the topics of stock price and dividends weigh heavily on your minds, as they do on mine.

We still have a considerable journey ahead before we can claim the stature of some of our larger peers. However, as we navigate the capital and real estate markets, we are committed to seizing growth opportunities. I believe that the current market could present a favorable buying opportunity for both our shares and the assets we pursue.

As we continue this journey, rest assured that our portfolio remains stable, our tenants are fulfilling their obligations, and our balance sheet is solid.

Sincerely,

David Sobelman

About Generation Income Properties

Generation Income Properties, Inc., located in Tampa, Florida, is an internally managed real estate investment trust formed to acquire and own, directly and jointly, real estate investments focused on retail, office, and industrial net lease properties in densely populated submarkets. Additional information about Generation Income Properties, Inc. can be found at the Company's corporate website: www.gipreit.com.

Forward-Looking Statements

This Current Report on Form 8-K may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Investors are cautioned that there can be no assurance actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors. Please refer to the risks detailed from time to time in the reports we file with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on April 8, 2024, as well as other filings on Form 10-Q and periodic filings on Form 8-K, for additional factors that could cause actual results to differ materially from those stated or implied by such forward-looking statements. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

Notice Regarding Non-GAAP Financial Measures

In addition to our reported results and net earnings per diluted share, which are financial measures presented in accordance with GAAP, this press release contains and may refer to certain non-GAAP financial measures, including Funds from Operations ("FFO"), Core Funds From Operations ("Core FFO"), Adjusted Funds from Operations (“AFFO”), Core Adjusted Funds from Operations ("Core AFFO"), and Net Operating Income (“NOI”). We believe the use of Core FFO, Core AFFO and NOI are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and related measures, including NOI, should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure, and should be considered in addition to, and not in lieu of, GAAP financial measures. You should not consider our Core FFO, Core AFFO, or NOI as an alternative to net income or cash flows from operating activities determined in accordance with GAAP. Our reconciliation of non-GAAP measures to the most directly comparable GAAP financial measure and statements of why management believes these measures are useful to investors are included below.

Consolidated Balance Sheets

	As of September 30,	As of December 31,
	2024	2023
	(unaudited)
Assets
Investment in real estate
Land	$23,268,037	$21,996,902
Building and site improvements	67,618,615	71,621,499
Acquired tenant improvements	2,380,920	2,072,205
Acquired lease intangible assets	10,501,756	10,571,331
Less: accumulated depreciation and amortization	(11,070,036)	(8,855,332)
Net real estate investments	92,699,292	97,406,605

Cash and cash equivalents	1,547,110	3,117,446
Restricted cash	34,500	34,500
Deferred rent asset	435,767	1,106,191
Prepaid expenses	270,626	139,941
Accounts receivable	164,549	241,166
Escrow deposits and other assets	982,637	493,393
Held for sale assets	5,750,250	-
Right of use asset, net	6,088,025	6,152,174
Total Assets	$107,972,756	$108,691,416

Liabilities and Equity
Liabilities
Accounts payable	$79,297	$406,772
Accrued expenses	1,383,743	688,146
Accrued expense - related party	683,347	683,347
Acquired lease intangible liabilities, net	1,026,681	1,016,260
Insurance payable	150,450	34,966
Deferred rent liability	155,968	260,942
Lease liability, net	6,452,484	6,415,041
Other payable - related party	452,460	1,809,840
Loan payable - related party	5,500,000	5,500,000
Mortgage loans, net of unamortized debt discount of $1,156,620 and $1,326,362 at September 30, 2024 and December 31, 2023, respectively, and debt issuance costs	58,551,152	56,817,310
Derivative liabilities	809,339	537,424
Total liabilities	75,244,921	74,170,048

Redeemable Non-Controlling Interests	26,135,796	18,812,423

Preferred Stock - Series A Redeemable Preferred stock, net,
$0.01 par value, 2,400,000 shares authorized, no shares issued or outstanding as of September 30, 2024 and 2,400,000 shares issued and outstanding at December 31, 2023 with liquidation preferences of $5 per share	-	11,637,616

Stockholders' Equity
Common stock, $0.01 par value, 100,000,000 shares authorized; 5,419,855 and 2,620,707 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	54,232	26,207
Additional paid-in capital	29,129,543	18,472,049
Accumulated deficit	(22,984,596)	(14,833,058)
Total Generation Income Properties, Inc. Stockholders' Equity	6,199,179	3,665,198

Non-Controlling Interest	392,861	406,131
Total equity	6,592,040	4,071,329

Total Liabilities and Equity	$107,972,756	$108,691,416

Consolidated Statements of Operations

(unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2024	2023	2024	2023
Revenue
Rental income	$2,326,980	$1,841,044	$6,850,092	$4,486,501
Other income	73,302	3,104	242,598	23,564
Total revenue	2,400,282	1,844,148	7,092,690	4,510,065

Expenses
General and administrative expense	577,565	530,538	1,632,018	1,233,674
Building expenses	729,062	431,359	2,067,356	1,065,214
Depreciation and amortization	1,068,081	981,419	3,474,918	2,096,970
Interest expense, net	1,098,608	770,624	3,142,489	1,706,585
Compensation costs	296,399	346,196	816,605	980,202
Total expenses	3,769,715	3,060,136	11,133,386	7,082,645
Operating loss	(1,369,433)	(1,215,988)	(4,040,696)	(2,572,580)
Other expense	-	(639)	-	(506,639)
Gain on derivative valuation, net	(734,116)	-	(308,570)	-
Income on investment in tenancy-in-common	-	3,362	-	32,773
Dead deal expense	-	-	(35,873)	(109,569)
Loss on held for sale valuation	-	-	(1,058,994)	-
Net loss	(2,103,549)	(1,213,265)	(5,444,133)	(3,156,015)
Less: Net income attributable to non-controlling interests	866,047	425,637	2,612,405	681,916
Net loss attributable to Generation Income Properties, Inc.	(2,969,596)	(1,638,902)	(8,056,538)	(3,837,931)
Less: Preferred stock dividends	-	190,000	95,000	190,000
Net loss attributable to common shareholders	(2,969,596)	(1,828,902)	(8,151,538)	(4,027,931)
Other comprehensive income:
Gain on change in fair value of derivative instrument	-	78,969	-	78,969
Comprehensive loss attributable to common shareholders	(2,969,596)	(1,749,933)	(8,151,538)	(3,948,962)

Total Weighted Average Shares of Common Stock Outstanding – Basic & Diluted	5,433,833	2,618,077	5,083,640	2,591,956

Basic & Diluted Loss Per Share Attributable to Common Stockholders	$(0.55)	$(0.70)	$(1.60)	$(1.55)

Reconciliation of Non-GAAP Measures

(unaudited)

The following tables reconcile net income (loss), which we believe is the most comparable GAAP measure, to Net Operating Income (“NOI”):

	Three Months ended September 30,		Nine Months ended September 30,
	2024	2023	2024	2023

Net loss attributable to common shareholders	$(2,969,596)	$(1,828,902)	$(8,151,538)	$(4,027,931)
Plus: Net income attributable to non-controlling interest	866,047	425,637	2,612,405	681,916
Plus: Net income attributable to preferred	-	190,000	95,000	190,000
Net income (loss)	(2,103,549)	(1,213,265)	(5,444,133)	(3,156,015)

Plus:
General and administrative expense	$577,565	$530,538	$1,632,018	$1,233,674
Depreciation and amortization	1,068,081	981,419	3,474,918	2,096,970
Interest expense, net	1,098,608	770,624	3,142,489	1,706,585
Compensation costs	296,399	346,196	816,605	980,202
Other expense	-	639	-	506,639
Gain on derivative valuation, net	734,116	-	308,570	-
Income on investment in tenancy-in-common	-	(3,362)	-	(32,773)
Dead deal expense	-	-	35,873	109,569
Loss on debt extinguishment	-	-	1,058,994	-
Net Operating Income	$1,671,220	$1,412,789	$5,025,334	$3,444,851

FFO and Related Measures

(unaudited)

The following tables reconcile net income (loss), which we believe is the most comparable GAAP measure, to FFO, Core FFO, AFFO, and Core AFFO:

	Three Months ended September 30,		Nine Months ended September 30,
	2024	2023	2024	2023

Net loss	$(2,103,549)	$(1,213,265)	$(5,444,133)	$(3,156,015)
Other expense	-	639	-	506,639
Loss on derivative valuation, net	734,116	-	308,570	-
Depreciation and amortization	1,068,081	981,419	3,474,918	2,096,970
Loss on held for sale asset valuation	-	-	1,058,994	-
Funds From Operations	(301,352)	(231,207)	(601,651)	(552,406)
Amortization of debt issuance costs	60,532	46,260	156,091	103,990
Non-cash stock compensation	94,935	119,380	284,804	287,067
Adjustments to Funds From Operations	155,467	165,640	440,895	391,057
Core Funds From Operations	$(145,885)	$(65,567)	$(160,756)	$(161,349)

Net loss	$(2,103,549)	$(1,213,265)	$(5,444,133)	$(3,156,015)
Other expense	-	639	-	506,639
Loss on derivative valuation, net	734,116	-	308,570	-
Depreciation and amortization	1,068,081	981,419	3,474,918	2,096,970
Amortization of debt issuance costs	60,532	46,260	156,091	103,990
Above and below-market lease amortization, net	203,357	20,398	203,357	(81,957)
Straight line rent, net	42,972	20,942	74,253	61,383
Adjustments to net loss	2,109,058	1,069,658	4,217,189	2,687,025
Adjusted Funds From Operations	$5,509	$(143,607)	$(1,226,944)	$(468,990)

Dead deal expense	-	-	35,873	109,569
Non-cash stock compensation	94,935	119,380	284,804	287,067
Adjustments to Adjusted Funds From Operations	94,935	119,380	320,677	396,636
Core Adjusted Funds From Operations	$100,444	$(24,227)	$(906,267)	$(72,354)

Net loss	$(2,103,549)	$(1,213,265)	$(5,444,133)	$(3,156,015)
Net income attributable to non-controlling interests	866,047	425,637	2,612,405	681,916
Net loss attributable to Generation Income Properties, Inc.	(2,969,596)	(1,638,902)	(8,056,538)	(3,837,931)
Less: Preferred stock dividends	-	190,000	95,000	190,000
Net loss attributable to common shareholders	$(2,969,596)	$(1,828,902)	$(8,151,538)	$(4,027,931)

Total Weighted Average Shares of Common Stock Outstanding – Basic & Diluted	5,433,833	2,618,077	5,083,640	2,591,956

The table above presents FFO in accordance with the most current available NAREIT guidance and in alignment with current industry standards. Presentations of FFO in our prior filings and announcements did not include Loss on held for sale asset valuation as an add-back in calculating FFO, but the data for three and nine months ended September 30, 2023 set forth above has been revised to include Loss on held for sale asset valuation as an add-back.

Our reported results are presented in accordance with GAAP. We also disclose funds from operations ("FFO"), adjusted funds from operations ("AFFO"), core funds from operations ("Core FFO") and core adjusted funds of operations ("Core AFFO") all of which are non-GAAP financial measures. We believe these non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs.

FFO and related measures do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income or loss as a performance measure or cash flows from operations as reported on our statement of cash flows as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"). NAREIT defines FFO as GAAP net income or loss adjusted to exclude extraordinary items (as defined by GAAP), net gains from sales of depreciable real estate assets, impairment write-downs associated with depreciable real estate assets, and real estate related depreciation and amortization, including the pro rata share of such adjustments of unconsolidated subsidiaries. We then adjust FFO for non-cash revenues and expenses such as amortization of deferred financing costs, above and below market lease intangible amortization, straight line rent adjustment where the Company is both the lessor and lessee, and non-cash stock compensation to calculate Core AFFO.

FFO is used by management, investors, and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. We believe that AFFO is an additional useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by other non-cash revenues or expenses. FFO and AFFO may not be comparable to similarly titled measures employed by other companies. We believe that Core FFO and Core AFFO are useful measures for management and investors because they further remove the effect of non-cash expenses and certain other expenses that are not directly related to real estate operations. We use each as measures of our performance when we formulate corporate goals.

As FFO excludes depreciation and amortization, gains and losses from property dispositions that are available for distribution to stockholders and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses and interest costs, providing a perspective not immediately apparent from net income or loss. However, FFO should not be viewed as an alternative measure of our operating performance since it does not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties which could be significant economic costs and could materially impact our results from operations. Additionally, FFO does not reflect distributions paid to redeemable non-controlling interests.

Investor Contacts

Investor Relations

ir@gipreit.com